SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549





                                    FORM 8-K





                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934






      Date of Report (Date of earliest reported event): September 19, 2000



                               MOTIENT CORPORATION
             (Exact name of registrant as specified in its charter)





         Delaware                      0-23044                 93-0976127
(State or other jurisdiction of  (Commission File No.)        (IRS Employer
incorporation or organization)                              Identification No.)




                            10802 Parkridge Boulevard
                           Reston, Virginia 20191-5416
                                 (703) 758-6000
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

ITEM 5.  Other Events

         On September 19, 2000, Motient Corporation ("we" or "us") signed a binding letter agreement to sell our retail transportation business to Aether Systems, Inc. Aether will purchase the assets comprising our wireless communications business for the transportation market, including our satellite-only and MobileMAX2(TM) multi-mode mobile messaging business. In addition, Aether will enter into long-term, prepaid network airtime agreements pursuant to which Aether will purchase airtime on our satellite and terrestrial networks. Aether will also become an authorized reseller of our eLink(SM) wireless email service offering. These transactions are described below.

         Aether will acquire all of the assets used or useful in our retail transportation business, and will assume the related liabilities. Aether will also purchase our existing inventory in the business, and will be granted a perpetual license to use and modify any intellectual property owned by or licensed to us in connection with the business. The purchase price for these assets will be $45 million, plus the then-current book value of the inventory for the business. All of this amount will be paid at closing, except for $10 million which will be deposited in an escrow account and will be released to Motient upon satisfaction of certain criteria with respect to MobileMAX2. In addition, we have the opportunity to receive up to an additional $22.5 million as an "earn-out" payment, subject to the satisfaction of certain operating results for the business during 2001.

         To enable Aether to continue to operate the retail transportation business, we and Aether have signed two long-term network airtime agreements, under which Aether will purchase airtime on our satellite and terrestrial networks. These agreements have a total value of $25 million, and Aether will prepay a significant portion of such amount upon closing. As part of these agreements, Aether will also become an authorized reseller of Motient's eLink
(SM) wireless email service, as well as BlackBerry by Motient(TM).

         We and Aether will also enter into certain transition arrangements with respect to certain facilities and functions. Aether intends to hire all of Motient's employees in the business.

         We and Aether intend to work together to finalize definitive agreements for the transaction promptly, and the closing of the transaction will be subject to third party consents and regulatory approvals, including a Hart-Scott-Rodino filing, and other customary closing conditions. It is expected that the transaction will close in the fourth quarter 2000.

         In connection with this transaction, we and the other members of Motient Satellite Ventures LLC ("MSV"), our recently-formed joint venture subsidiary, agreed to reduce the purchase price in the asset sale agreement between MSV and Motient Services Inc. ("MSI"), to account for the fact that MSI will receive certain consideration in the Aether transaction in exchange for the assets to be acquired by Aether, which assets otherwise would have been available to be acquired by MSV. The purchase price to be paid by MSV for the remaining assets of MSI has been reduced from $120 million to $80.5 million, and will be further reduced by an amount equal to one-half of any earn-out consideration received by Motient.



Item 7.  Financial Statements and Exhibits

(c)  Exhibits

The following documents are filed as exhibits to the report:

99.1     Press Release dated September 20, 2000.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  MOTIENT CORPORATION



                                  By:    /s/Randy S. Segal
                                         Randy S. Segal
                                         Senior Vice President, General
                                         Counsel and Secretary


                                  Date:  September 20, 2000